FREIT Announces First Quarter Fiscal 2023 Results

HACKENSACK, NJ, March 16, 2023 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT”, “we” or the “Company”) reported its operating results for the fiscal quarter ended January 31, 2023. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended
	January 31,
	2023	2022

GAAP Earnings Per Share - Basic	$0.06	$6.51
GAAP Earnings Per Share - Diluted	$0.06	$6.45
AFFO Per Share - Basic and Diluted	$0.17	$0.14
Dividends Per Share	$0.05	$0.10

Total Average Residential Occupancy *	96.8%	98.9%
Total Average Commercial Occupancy *	66.4%	68.9%

* Average occupancy rate excludes the Rotunda Property, the Damascus Property and the Westridge Square Property (collectively the "Maryland Properties") from all periods presented as the properties were sold in the fiscal quarter ended January 31, 2022.

Results for the Quarter

Real estate revenue decreased 34.5% to approximately $6,979,000 for the fiscal quarter ended January 31, 2023 as compared to approximately $10,649,000 for the prior year’s comparable period. The decrease in revenue was primarily attributable to the Maryland Properties sold in the prior year’s comparable period.

Net income attributable to common equity (“Net Income”) was approximately $419,000 or $0.06 per share basic and diluted for the fiscal quarter ended January 31, 2023 as compared to approximately $45,777,000 or $6.51 per share basic and $6.45 per share diluted for the prior year’s comparable period. The decrease in Net Income was primarily driven by the following: (a) a decrease in the gain on sale of the Maryland Properties of approximately $70.2 million (with a consolidated impact of approximately $46.4 million); and (b) an increase in interest expense of approximately $193,000 (with a consolidated impact to FREIT of approximately $77,000) attributed to the increase in the variable interest rate on the Westwood Hills loan as compared to the prior year’s comparable period; offset by (c) a decrease in General & Administrative expenses of approximately $500,000 primarily driven by a decline in legal costs attributed to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties, LLC of approximately $411,000 and a decrease in legal costs incurred in the prior year’s comparable period of approximately $77,000 related to the sale of the Maryland Properties; (d) an increase in Net Income of approximately $444,000 (with a consolidated impact to FREIT of approximately $257,000) attributed to the Maryland Properties sold; (e) an increase in investment income of approximately $163,000 resulting from higher interest rates in the fiscal quarter ended January 31, 2023; (f) a decrease in snow removal costs at the commercial properties, excluding the Maryland Properties sold in the prior year’s comparable period, of approximately $93,000 (with a consolidated impact to FREIT of approximately $46,000) due to a milder winter compared to the prior year’s comparable period; (g) a decrease in depreciation, excluding the Maryland Properties sold in the prior year’s comparable period, of approximately $72,000 (with a consolidated impact to FREIT of approximately $24,000) primarily attributed to the write-off of a tenant improvement at the Wayne Preakness Shopping Center in the prior year’s comparable period; and (h) a decrease in loss on investment in tenancy-in-common of approximately $57,000. (Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended January 31,
	2023	2022	Change
	(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$2,226	$4,311	$(2,085)
Residential properties	4,753	6,338	(1,585)
Total real estate revenues	6,979	10,649	(3,670)

Operating expenses:
Real estate operating expenses	3,387	5,326	(1,939)
General and administrative expenses	827	1,327	(500)
Depreciation	722	1,820	(1,098)
Total operating expenses	4,936	8,473	(3,537)

Financing costs	(1,876)	(2,928)	1,052

Investment income	189	26	163

Loss on investment in tenancy-in-common	(67)	(124)	57

Net (loss) gain on sale of Maryland properties	(243)	70,003	(70,246)
Net income	46	69,153	(69,107)

Net loss (income) attributable to noncontrolling interests in subsidiaries	373	(23,376)	23,749

Net income attributable to common equity	$419	$45,777	$(45,358)

Earnings per share:
Basic	$0.06	$6.51	$(6.45)
Diluted	$0.06	$6.45	$(6.39)

Weighted average shares outstanding:
Basic	7,424	7,036
Diluted	7,433	7,099

Same Property Net Operating Income

FREIT considers same property net operating income (“Same Property NOI”) to be a useful supplemental non-GAAP measure of its operating performance. FREIT defines same property within both the commercial and residential segments to be those properties that FREIT has owned and operated for both the current and prior periods presented, excluding those properties that FREIT acquired, sold or redeveloped during those periods. Any newly acquired property that has been in operation for less than a year, any property that is undergoing a major redevelopment but may still be in operation at less than full capacity, and/or any property that has been sold is not considered same property. Currently, FREIT’s commercial segment contains five (5) same properties and the residential segment contains six (6) same properties. The Maryland Properties sold in the prior year’s comparable period were excluded from same property results for all periods presented. Same property NOI for the residential properties increased modestly to approximately $2,612,000 for the fiscal quarter ended January 31, 2023 from approximately $2,589,000 for the prior year’s comparable period. Same property NOI for the commercial properties increased modestly to approximately $1,050,000 for the fiscal quarter ended January 31, 2023 from approximately $901,000 for the prior year’s comparable period.

Financing Update

Effective February 1, 2023, FREIT entered into a loan extension and modification agreement with Valley National Bank on its loan secured by the Westwood Plaza shopping center in Westwood, New Jersey with a then outstanding balance of approximately $16,864,361. Under the terms and conditions of this loan extension and modification, the maturity date of the loan will be extended for a term of one (1) year from February 1, 2023 to February 1, 2024 with the option of FREIT to extend for one additional year from the maturity date, subject to certain provisions of the loan agreement. The loan will be payable based on monthly installments of approximately $157,347 based on a fixed rate of interest of 7.5%. Additionally, FREIT funded an interest reserve escrow account (“Escrow”) at closing representing the annualized principal and interest payments for one (1) year, amounting to approximately $1,888,166. This Escrow is held at Valley National Bank and in the event of a default on this loan, the bank shall be permitted to use the proceeds from the escrow account to make monthly debt service payments on the loan.

On August 19, 2022, Westwood Hills, LLC exercised its right, pursuant to the loan agreement, to extend the term of its $25 million loan on its property located in Westwood, New Jersey, for an additional six (6) months from an initial maturity date of October 1, 2022 to a new maturity date of April 1, 2023. On March 1, 2023, Westwood Hills, LLC exercised its right, pursuant to the loan agreement, to extend the term of its loan, for an additional six (6) months to a new maturity date of October 1, 2023 on the same terms and conditions as stated in the loan agreement. As of January 31, 2023, $25,000,000 of this loan was drawn and outstanding and the interest rate was 8.37%.

Dividend

After careful consideration of FREIT’s projected operating results and cash needs, the FREIT Board of Directors (“Board”) declared a dividend of approximately $372,000 ($0.05 per share) in the first quarter of Fiscal 2023 which was paid on March 15, 2023 to stockholders of record on March 1, 2023. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Three Months Ended January 31,
	2023		2022
	(In Thousands, Except Per Share Amounts)
Funds From Operations ("FFO") (a)
Net income	$46		$69,153
Depreciation of consolidated properties	722		1,820
Amortization of deferred leasing costs	19		71
Distributions to non-controlling interests	—	(b)	(345	)(c)
Net loss (gain) on sale of Maryland properties	243		(70,003)
Adjustment to loss on investment in tenancy-in-common for depreciation	358		353
FFO	$1,388		$1,049

Per Share - Basic and Diluted	$0.19		$0.15

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $1.9 million related to the sale of the Damascus and Rotunda properties.
(c) FFO excludes the distribution of proceeds to non-controlling interests in the amount of approximately $19.4 million related to the sale of the Damascus and Rotunda properties.

Adjusted Funds From Operations ("AFFO")
FFO	$1,388		$1,049
Deferred rents (Straight lining)	28		10
Capital Improvements - Apartments	(145)		(48)
AFFO	$1,271		$1,011

Per Share - Basic and Diluted	$0.17		$0.14

Weighted Average Shares Outstanding:
Basic	7,424		7,036
Diluted	7,433		7,099

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Stockholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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